Exhibit 99.2

Monolithic Power Systems

Q1’24 Earnings Commentary

The highest quality power solutions for

Industrial Applications, Telecom Infrastructures,

Cloud Computing, Automotive, and Consumer Applications

Monolithic Power Systems to Report First Quarter Results on May 1, 2024

MPS will report its results after the market closes on May 1, 2024 and host a question-and-answer conference call at 2:00 p.m. PT / 5:00 p.m. ET. The live event will be held via a Zoom webcast, which can be accessed at https://mpsic.zoom.us/j/95055935379.

Q1 2024 Financial Summary	(Unaudited)

GAAP

	Q1'24	Q4'23	Q1'23	QoQ Change	YoY Change
Revenue ($k)	$457,885	$454,012	$451,065	Up 0.9%	Up 1.5%
Gross Margin	55.1%	55.3%	57.4%	Down 0.2 pts	Down 2.3 pts
Opex ($k)	$156,954	$141,554	$134,504	Up 10.9%	Up 16.7%
Operating Margin	20.9%	24.1%	27.6%	Down 3.2 pts	Down 6.7 pts
Net income ($k)	$92,541	$96,905	$109,802	Down 4.5%	Down 15.7%
Diluted EPS	$1.89	$1.98	$2.26	Down 4.5%	Down 16.4%

Non-GAAP

	Q1'24	Q4'23	Q1'23	QoQ Change	YoY Change
Revenue ($k)	$457,885	$454,012	$451,065	Up 0.9%	Up 1.5%
Gross Margin	55.7%	55.7%	57.7%	Flat	Down 2.0 pts
Opex ($k)	$103,426	$96,745	$96,005	Up 6.9%	Up 7.7%
Operating Margin	33.1%	34.4%	36.4%	Down 1.3 pts	Down 3.3 pts
Net income ($k)	$137,492	$140,852	$146,008	Down 2.4%	Down 5.8%
Diluted EPS	$2.81	$2.88	$3.00	Down 2.4%	Down 6.3%

Revenue by End Market

	Revenue		YoY Change			% of Total Rev
End Market ($M)	Q1’24	Q1’23	$	%		Q1’24	Q1’23
Storage & Computing	$106.1	$119.8	(13.7)	(11.4%	)	23.2%	26.6%
Enterprise Data	149.7	47.2	102.5	217.2%		32.7%	10.5%
Automotive	87.1	105.3	(18.2)	(17.3%	)	19.0%	23.3%
Industrial	30.2	47.5	(17.3)	(36.4%	)	6.6%	10.5%
Communications	46.7	67.9	(21.2)	(31.2%	)	10.2%	15.1%
Consumer	38.1	63.4	(25.3)	(39.9%	)	8.3%	14.1%
Total	$457.9	$451.1	6.8	1.5%		100%	100%

Ongoing Business Conditions

Our financial performance improved in the first quarter of 2024 with revenue up both sequentially and from the first quarter of 2023. Ordering patterns consistently trended upward through the quarter. Visibility into the second half of 2024, however, is limited and many customers remain cautious.

Despite this uncertainty around the second half of 2024, customer engagement across all our end markets remains very high and our design win pipeline continues to grow stronger. Additionally, we are continuing to expand our product portfolio and diversify our supply chain globally. We believe both actions position our company for further growth as the market improves.

“We saw consistent improvement through the first quarter, but we continue to be cautious about second half 2024 business conditions. Overall, our proven, long-term growth strategy remains intact, and we can swiftly adapt to market changes as they occur,” said Michael Hsing, CEO and founder of MPS.

Revenue

MPS reported first quarter revenue of $457.9 million, 0.9% higher than the fourth quarter of 2023 and 1.5% higher than the first quarter of 2023. Compared with the fourth quarter of 2023, sales in Enterprise Data and Communications improved sequentially.

In our Enterprise Data market, first quarter 2024 revenue of $149.7 million increased 16.2% from the fourth quarter of 2023 primarily from growth in sales supporting server solutions. First quarter 2024 Enterprise Data revenue was up 217.2% year over year. Enterprise Data revenue represented 32.7% of MPS's first quarter 2024 revenue compared with 10.5% in the first quarter of 2023.

First quarter 2024 Communications revenue of $46.7 million was up 14.0% percent from the fourth quarter of 2023 primarily reflecting higher network sales. First quarter 2024 Communications revenue was down 31.2% year over year. Communications sales represented 10.2% of our total first quarter 2024 revenue compared with 15.1% in the first quarter of 2023.

First quarter Automotive revenue of $87.1 million decreased 3.0% from the fourth quarter of 2023 primarily due to lower digital cockpit sales. First quarter 2024 Automotive revenue was down 17.3% year over year. Automotive revenue represented 19.0% of MPS’s first quarter 2024 revenue compared with 23.3% in the first quarter of 2023.

Storage and Computing revenue of $106.1 million decreased 9.5% from the fourth quarter of 2023. The sequential revenue reduction was primarily from lower sales of products for storage solutions. First quarter 2024 Storage and Computing revenue was down 11.4% year over year. Storage and Computing revenue represented 23.2% of MPS’s first quarter 2024 revenue compared with 26.6% in the first quarter of 2023.

First quarter 2024 Industrial revenue of $30.2 million decreased 9.4% from the fourth quarter of 2023 due to lower point of sale applications. First quarter 2024 Industrial revenue was down 36.4% year over year. Industrial revenue represented 6.6% of our total first quarter 2024 revenue compared with 10.5% in the first quarter of 2023.

First quarter Consumer revenue of $38.1 million decreased 13.0% from the fourth quarter of 2023 primarily from lower gaming revenue. First quarter 2024 Consumer revenue was down 39.9% year over year. Consumer revenue represented 8.3% of MPS’s first quarter 2024 revenue compared with 14.1% in the first quarter of 2023.

Gross Margin & Operating Income

GAAP gross margin was 55.1%, 20 basis points lower than the fourth quarter of 2023. The quarter-over-quarter decrease was attributed primarily to an unfavorable product mix. Our GAAP operating income was approximately $95.5 million compared to $109.6 million reported in the fourth quarter of 2023.

Non-GAAP gross margin for the first quarter of 2024 was 55.7%, flat to the fourth quarter of 2023. Our non-GAAP operating income was $151.6 million compared to $156.1 million reported in the fourth quarter of 2023.

Operating Expenses

Our GAAP operating expenses were $157.0 million in the first quarter of 2024 compared with $141.6 million in the fourth quarter of 2023.

Our Non-GAAP first quarter 2024 operating expenses were approximately $103.4 million, up from $96.7 million in the fourth quarter of 2023.

The differences between non-GAAP operating expenses and GAAP operating expenses for the quarters discussed here are primarily stock compensation and related expense and deferred compensation plan expense.

For the first quarter of 2024, total stock compensation and related expenses, including approximately $1.9 million charged to cost of goods sold, was $51.8 million compared with $41.1 million recorded in the fourth quarter of 2023.

The Bottom Line

First quarter 2024 GAAP net income was $92.5 million or $1.89 per fully diluted share, compared with $96.9 million or $1.98 per share in the fourth quarter of 2023.

First quarter 2024 non-GAAP net income was $137.5 million or $2.81 per fully diluted share, compared with $140.9 million or $2.88 cents per fully diluted share in the fourth quarter of 2023.

There were 48.9 million fully diluted shares outstanding at the end of the first quarter of 2024.

Balance Sheet and Cash Flow

Cash, cash equivalents and investments were $1.29 billion at the end of the first quarter of 2024 compared to $1.11 billion at the end of the fourth quarter of 2023. For the quarter, MPS generated operating cash flow of approximately $248.0 million compared with the fourth quarter of 2023 operating cash flow of $153.3 million.

Accounts receivable ended the first quarter of 2024 at $194.4 million, representing 39 days of sales outstanding, which was 3 days higher than the 36 days reported at the end of the fourth quarter of 2023.

Our internal inventories at the end of the first quarter of 2024 were $396.0 million, up from $383.7 million at the end of the fourth quarter of 2023. Days of inventory of 175 days at the end of the first quarter of 2024 were 3 days higher than at the end of the fourth quarter of 2023.

We have carefully managed our internal inventories throughout the year, balancing the uncertainty in the market with being prepared to capture market upturns when they occur. Comparing current inventory levels using next quarter’s projected revenue, days of inventory decreased to 165 days at the end of the first quarter from 170 days at the end of the fourth quarter of 2023.

Selected Balance Sheet and Inventory Data (Q1’24 Unaudited)

	Q1'24	Q4'23	Q1'23
Cash, Cash Equivalents, and Investments	$1,287 M	$1,109 M	$919 M
Operating Cash Flow	$248.0 M	$153.3 M	$218.8 M
Accounts Receivable	$194.4 M	$179.9 M	$184.3M
Days of Sales Outstanding (in days)	39	36	37
Internal Inventories	$396.0 M	$383.7 M	$430.8 M
Days of Inventory (current quarter revenue, in days)	175	172	204
Days of Inventory (next quarter revenue, in days)	165	170	203

Q2’24 Business Outlook

For the second quarter of 2024 ending June 30, we are forecasting:

•	Revenue in the range of $480 million to $500 million.

•	GAAP gross margin in the range of 55.1% to 55.7%.

•

Non-GAAP gross margin in the range of 55.4% to 56.0% which excludes the impact from stock-based compensation and related expenses as well as the impact from amortization of acquisition-related intangible assets.

•	Total stock-based compensation and related expenses in the range of $43.2 million to $45.2 million including approximately $1.4 million that would be charged to cost of goods sold.

•	GAAP operating expenses between $147.9 million and $151.9 million.

•	Non-GAAP operating expenses in the range of $106.1 million to $108.1 million. This estimate excludes stock-based compensation and related expenses.

•	Interest and other income in the range from $5.3 million to $5.7 million before foreign exchange gains or losses.

•	Non-GAAP tax rate of 12.5% for 2024.

•	Fully diluted shares outstanding in the range of 48.8 to 49.2 million shares.

For further information, contact:

Bernie Blegen

Executive Vice President and Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

MPSInvestor.Relations@monolithicpower.com

Safe Harbor Statement

This earnings commentary contains, and statements that will be made during the accompanying webinar will contain, forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including under the “Business Outlook” section and the quote from our CEO herein, including, among other things, (i) projected revenue, GAAP and non-GAAP gross margin, GAAP and non-GAAP operating expenses, stock-based compensation and related expenses, amortization of acquisition-related intangible assets, other income before foreign exchange gains or losses, and fully diluted shares outstanding, (ii) our outlook for the second quarter of fiscal year 2024 and the near-term, medium-term and long-term prospects of MPS, including our performance against our business plan, our ability to grow despite the softening in our business, our industry and the global economic environment, revenue growth in certain of our market segments, potential new business segments, our continued investment in research and development (“R&D”), expected revenue growth, customers’ acceptance of our new product offerings, the prospects of our new product development, our expectations regarding market and industry segment trends and prospects, and our projected expansion of capacity and the impact it may have on our business, (iii) our ability to penetrate new markets and expand our market share, (iv) the seasonality of our business, (v) our ability to reduce our expenses, and (vi) statements of the assumptions underlying or relating to any statement described in (i), (ii), (iii), (iv), or (v). These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this earnings commentary and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ include, but are not limited to, continued downturn in the global economy, including due to the Russia-Ukraine and Middle East conflicts, inflation, consumer sentiment and other factors; adverse events arising from orders or regulations of governmental entities, including such orders or regulations that impact our customers or suppliers, and adoption of new or amended accounting standards; adverse changes in laws and government regulations such as tariffs on imports of foreign goods, export regulations and export classifications, including in foreign countries where MPS has offices or operations; the effect of export controls, trade and economic sanctions regulations and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets, particularly in China; our ability to obtain governmental licenses and approvals for international trading activities or technology transfers, including export licenses; acceptance of, or demand for, our products, in particular the new products launched recently, being different than expected; our ability to increase market share in our targeted markets; difficulty in predicting or budgeting for future customer demand and channel inventories, expenses and financial contingencies (including as a result of any continuing impact from the Russia-Ukraine and Middle East conflicts); our ability to efficiently and effectively develop new products and receive a return on our R&D expense investment; our ability to attract new customers and retain existing customers; our ability to meet customer demand for our products due to constraints on our third-party suppliers’ ability to manufacture sufficient quantities of our products or otherwise; our ability to expand manufacturing capacity to support future growth; adverse changes in production and testing efficiency of our products; any political, cultural, military, regulatory, economic, foreign exchange and operational changes in China, where a significant portion of our manufacturing capacity comes from; any market disruptions or interruptions in our schedule of new product development releases; our ability to manage our inventory levels; adequate supply of our products from our third-party manufacturing partners; adverse changes or developments in the semiconductor industry generally, which is cyclical in nature, and our ability to adjust our operations to address such changes or developments; the ongoing consolidation of companies in the semiconductor industry; competition generally and the increasingly competitive nature of our industry; our ability to realize the anticipated benefits of companies and products that MPS acquires, and our ability to effectively and efficiently integrate these acquired companies and products into our operations; the risks, uncertainties and costs of litigation in which MPS is involved; the outcome of any upcoming trials, hearings, motions and appeals; the adverse impact on our financial performance if its tax and litigation provisions are inadequate; our ability to effectively manage our growth and attract and retain qualified personnel; the effect of epidemics and pandemics on the global economy and on our business; the risks associated with the financial market, economy and geopolitical uncertainties, including the recent collapse of certain banks in the U.S. and elsewhere and the Russia-Ukraine and Middle East conflicts; our ability to adequately remediate our material weakness; and other important risk factors identified under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission (“SEC”) filings, including, but not limited to, our Annual Report on Form 10-K filed with the SEC on February 29, 2024. MPS assumes no obligation to update the information in this earnings commentary or in the accompanying webinar.

Non-GAAP Financial Measures

This CFO Commentary contains references to certain non-GAAP financial measures. Non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income, net, non-GAAP operating income and non-GAAP income before income taxes differ from net income, net income per share, gross margin, operating expenses, other income, net, operating income and income before income taxes determined in accordance with U.S. Generally Accepted Accounting Principles(“GAAP”). Non- GAAP net income and non-GAAP net income per share exclude the effect of stock-based compensation and related expenses, which include stock-based compensation and employer payroll taxes in relation to the stock-based compensation, net deferred compensation plan expense, amortization of acquisition-related intangible assets and related tax effects. Non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP operating income excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP other income, net excludes the effect of deferred compensation plan income. Non-GAAP income before income taxes excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and net deferred compensation plan expense. Projected non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, as well as the amortization of acquisition-related intangible assets. Projected non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included at the end of this press release. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance and to evaluate and manage its internal business and assist in making financial operating decisions. MPS believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors’ understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Net income	$92,541	$109,802

Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation and related expenses*	51,769	37,009
Amortization of acquisition-related intangible assets	291	33
Deferred compensation plan expense, net	47	251
Tax effect	(7,156)	(1,087)
Non-GAAP net income	$137,492	$146,008

Non-GAAP net income per share:
Basic	$2.83	$3.09
Diluted	$2.81	$3.00

Shares used in the calculation of non-GAAP net income per share:
Basic	48,635	47,234
Diluted	48,928	48,655

*Prior period excludes stock-based compensation related employer payroll taxes from non-GAAP measures due to immateriality.

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Gross profit	$252,441	$258,780
Gross margin	55.1%	57.4%

Adjustments to reconcile gross profit to non-GAAP gross profit:
Stock-based compensation and related expenses*	1,900	1,147
Amortization of acquisition-related intangible assets	258	-
Deferred compensation plan expense	440	181
Non-GAAP gross profit	$255,039	$260,108
Non-GAAP gross margin	55.7%	57.7%

*Prior period excludes stock-based compensation related employer payroll taxes from non-GAAP measures due to immateriality.

RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Total operating expenses	$156,954	$134,504

Adjustments to reconcile total operating expenses to non-GAAP total operating expenses:
Stock-based compensation and related expenses*	(49,869)	(35,862)
Amortization of acquisition-related intangible assets	(33)	(33)
Deferred compensation plan expense	(3,626)	(2,604)
Non-GAAP operating expenses	$103,426	$96,005

*Prior period excludes stock-based compensation related employer payroll taxes from non-GAAP measures due to immateriality.

RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Total operating income	$95,487	$124,276

Adjustments to reconcile total operating income to non-GAAP total operating income:
Stock-based compensation and related expenses*	51,769	37,009
Amortization of acquisition-related intangible assets	291	33
Deferred compensation plan expense	4,066	2,785
Non-GAAP operating income	$151,613	$164,103

*Prior period excludes stock-based compensation related employer payroll taxes from non-GAAP measures due to immateriality.

RECONCILIATION OF OTHER INCOME, NET, TO NON-GAAP OTHER INCOME, NET
(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Total other income, net	$9,540	$5,297

Adjustments to reconcile other income, net to non-GAAP other income, net:
Deferred compensation plan income	(4,019)	(2,534)
Non-GAAP other income, net	$5,521	$2,763

RECONCILIATION OF INCOME BEFORE INCOME TAXES TO NON-GAAP INCOME BEFORE INCOME TAXES
(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
Total income before income taxes	$105,027	$129,573

Adjustments to reconcile income before income taxes to non-GAAP income before income taxes:
Stock-based compensation and related expenses*	51,769	37,009
Amortization of acquisition-related intangible assets	291	33
Deferred compensation plan expense, net	47	251
Non-GAAP income before income taxes	$157,134	$166,866

*Prior period excludes stock-based compensation related employer payroll taxes from non-GAAP measures due to immateriality.

2024 SECOND QUARTER OUTLOOK
RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited)

	Three Months Ending
	June 30, 2024
	Low	High
Gross margin	55.1%	55.7%
Adjustment to reconcile gross margin to non-GAAP gross margin:
Stock-based compensation and other expenses	0.3	0.3
Non-GAAP gross margin	55.4%	56.0%

RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Three Months Ending
	June 30, 2024
	Low	High
Operating expenses	$147,900	$151,900
Adjustments to reconcile operating expenses to non-GAAP operating expenses:
Stock-based compensation and related expenses	(41,800)	(43,800)
Non-GAAP operating expenses	$106,100	$108,100